                                              Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER 2023 NET INCOME OF $388 MILLION
OR $1.54 PER DILUTED SHARE AND FULL YEAR NET INCOME OF $2.9 BILLION OR $11.26 PER DILUTED SHARE

BOARD OF DIRECTORS DECLARES SEMI-ANNUAL DIVIDEND FOR PREFERRED STOCK AND QUARTERLY DIVIDEND FOR COMMON STOCK

Fourth Quarter 2023 Results
	2023	2022(1)	YOY Change
Total loans, end of period (in billions)	$128.4	$112.1	15%
Total revenue net of interest expense (in millions)	$4,196	$3,721	13%
Total net charge-off rate	4.11%	2.13%	198 bps
Net income/(loss) (in millions)	$388	$1,025	(62%)
Diluted EPS	$1.54	$3.74	(59%)
Note(s)
1. The comparative prior quarter ended December 31, 2022 has been restated to reflect immaterial corrections to the financial statements. See
Reconciliation of Prior Periods in the Financial Supplement for reconciliation to previously reported results

Riverwoods, IL, January 17, 2024 - Discover Financial Services (NYSE: DFS) today reported net income of $388 million or $1.54 per diluted share for the fourth quarter of 2023, as compared to a net income of $1.0 billion or $3.74 per diluted share for the fourth quarter of 2022.

“Discover’s performance in 2023 was driven by strong asset and deposit growth and a resilient net interest margin, while net charge-offs increased but to the low end of our expected range,” said John Owen, Discover’s Interim CEO and President. “Additionally, we have taken steps to strengthen our risk management and compliance programs; launched an important new product, Cashback Debit; and announced our new CEO. These factors position Discover to generate strong shareholder value in 2024 and beyond.”

Segment Results

Digital Banking

Digital Banking pretax income of $458 million for the quarter was $848 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, partially offset by increased revenue net of interest expense.

Total loans ended the quarter at $128.4 billion, up 15% year-over-year, and up 5% sequentially. Credit card loans ended the quarter at $102.3 billion, up 13% year-over-year. Personal loans increased $1.9 billion, or 23%, and private student loans increased $44 million, relatively flat from the prior period. The organic student loan portfolio, which excludes purchased loans, increased $176 million, or 2% year-over-year.

Net interest income for the quarter increased $401 million, or 13% driven by higher average receivables partially offset by net interest margin compression. Net interest margin was 10.98%, down 29 basis points versus the prior year. Card yield was 15.63%, up 113 basis points from the prior year primarily driven by higher prime rate and lower payment rates, partially offset by higher interest charge-offs. Interest expense as a percent of total loans increased 153 basis points from the prior year period, primarily driven by higher funding costs.

Non-interest income increased $44 million, or 8%, from the prior year period driven by higher loan fee income and discount/ interchange revenue as well as lower rewards cost driven by lower Cashback Match and change in the 5% category.

The total net charge-off rate of 4.11% was 198 basis points higher versus the prior year period reflecting seasoning of recent vintages with higher delinquency trends. The credit card net charge-off rate was 4.68%, up 231 basis points from the prior year period and up 65 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 3.87%, up 134 basis points year-over-year and up 46 basis points from the prior quarter. The student loan net charge-off rate was 1.52%, up 19 basis points from the prior year and up 20 basis points from the prior quarter. Personal loans net charge-off rate of 3.39% was up 190 basis points from the prior year and up 76 basis points from the prior quarter.

Provision for credit losses of $1.9 billion increased $1.0 billion from the prior year driven by a $305 million higher reserve build in the current quarter and a $717 million increase in net-charge offs.

Total operating expenses were up $267 million year-over-year, or 18%. Employee compensation and professional fees were up due to investments in compliance and risk management. Other expense increased as a result of a reserve for customer remediation and marketing expense grew to support the national Cashback Debit campaign.

Payment Services

Payment Services pretax income of $54 million was up $17 million year-over-year primarily driven by increased PULSE revenue.

Payment Services volume was $98.4 billion, up 14% from the prior year period. PULSE dollar volume was up 19% primarily driven by increased debit transaction volume. Diners Club volume was up 14% year-over-year reflecting continued strength across most regions. Network Partners volume decreased 16% from the prior year primarily reflecting lower AribaPay volume.

Dividend Declaration

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the amount of $2,750 per share. The dividend equals $27.50 per depositary share, each representing 1/100th interest in a share of the Series C Preferred Stock. The dividend will be payable on April 30, 2024, to the holders of record at the close of business on April 15, 2024.

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, in the amount of $3,062.50 per share. The dividend equals $30.625 per depositary share, each representing 1/100th interest in a share of the Series D Preferred Stock. The dividend will be payable on March 25, 2024, to the holders of record at the close of business on March 8, 2024.

The Board of Directors declared a quarterly cash dividend of $0.70 per share of common stock payable on March 7, 2024, to holders of record at the close of business on February 22, 2024.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, January 18, 2024, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Matthew Towson, 224-405-5649
investorrelations@discover.com        matthewtowson@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," "forecast," and similar expressions. Such statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; our ability to manage our expenses; our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants and merchants; our ability to sustain and grow our private student loan, personal loan and home loan products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; our ability to manage our credit risk, market risk, liquidity risk, operational risk, legal and compliance risk and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in our investment portfolio; limits on our ability to pay dividends and repurchase our common stock; limits on our ability to receive payments from our subsidiaries; fraudulent activities or material security breaches of our or others' key systems; our ability to remain organizationally effective; our ability to increase or sustain Discover card usage or attract new customers; our ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events, climate change, pandemics and unforeseen or catastrophic events; our ability to introduce new products and services; our ability to manage our relationships with third-party vendors, as well as those with which we have no direct relationship such as our employees' internet service providers; our ability to maintain current technology and integrate new and acquired systems and technology; our ability to collect amounts for disputed transactions from merchants and merchant acquirers; our ability to attract and retain employees; our ability to protect our reputation and our intellectual property; our ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. We routinely evaluate and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2022, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarters ended September30, 2023, June 30, 2023 and March 31, 2023 which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.